September 2009
Preliminary Terms No. 13
Registration Statement No. 333-155535
Dated August 25, 2009
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities
 RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due March 15, 2010
Reverse Convertible Securities

RevCons offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the RevCons will redeem for shares of the underlying stock of a specific underlying issuer at maturity if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock trades at or below the trigger price on any trading day up to and including the determination date. The value of these shares as of the determination date will be less than the value of the investor’s initial investment and may be zero, and the investor has no opportunity to participate in any upside. Alternatively, if the closing price of the underlying stock on the determination date is not less than the initial share price or the underlying stock never trades at or below the trigger price, the RevCons will return the stated principal amount at maturity. The coupon is paid regardless of the performance of the underlying stock. RevCons are not principal protected. The RevCons are senior unsecured obligations of JPMorgan Chase & Co., and all payments on the RevCons are subject to the credit risk of JPMorgan Chase & Co. These preliminary terms offer two separate RevCons, each relating to the common stock of a different underlying company.

SUMMARY TERMS FOR ALL REVCONS
Issuer:	JPMorgan Chase & Co.
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons (see “Commissions and Issue Price” below)
Payment at maturity:

Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day from and including the pricing date to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Initial share price:	The initial share price for each RevCons will be the closing price of the underlying stock on the pricing date, subject to adjustments for corporate events.
Determination date:	The determination date for each RevCons is three business days before the maturity date of that RevCons.
Exchange ratio:	For each RevCons, the stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price, subject to adjustments for corporate events.
Coupon:	Payable monthly at the specified interest rate on the 15th calendar day of each month, beginning October 15, 2009, subject to postponement.
Pricing date:	September 9, 2009
Original issue date:	September 14, 2009
Listing:	The RevCons will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities Inc. (“JPMSI”)
SPECIFIC TERMS FOR EACH REVCONS
Underlying stock:	Chesapeake Energy Corporation (“CHK”)	General Electric Company (“GE”)
Maturity date:	March 15, 2010	March 15, 2010
Interest rate:	18% - 22% per annum	14% - 18% per annum
Trigger level:	75%	75%
Determination date:	March 10, 2010	March 10, 2010
CUSIP:	48123L5B6	48123L5A8
ISIN:	US48123L5B61	US48123L5A88
Initial share price:	$	$
Trigger price:	$	$
Exchange ratio:
Aggregate principal amount:	$	$

Commissions and Issue Price:	Per CHK RevCons	Total	Per GE RevCons	Total
Price to public(1)(2)	$1,000		$$1,000	$
Agent’s commissions(1)(2)(3)	$20		$$20	$
Proceeds to company	$980		$$980	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the RevCons, which includes the expected cost of providing such hedge as well as any profit our affiliates expect to realize in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-16 of the accompanying product supplement no. MS-5-A-I.
(2)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995.00 per RevCons. Please see “Syndicate Information” on page 5 for further details.
(3)	JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission and will use all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC (“MSSB”) that will depend on market conditions on the pricing date. In no event will the commission received by JPMSI and the selling concessions to be allowed to MSSB, exceed $20 per RevCons. See “Underwriting” beginning on page PS-34 of the accompanying product supplement no. MS-5-A-I.

Investing in the RevCons involves a number of risks. See “Risk Factors” on page PS-7 of the accompanying product supplement no. MS-5-A-I and “Risk Factors” beginning on page 8 of these preliminary terms.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the RevCons or passed upon the accuracy or the adequacy of this document or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The RevCons are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The RevCons are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. MS-5-A-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product supplement no. MS-5-A-I dated August 20, 2009:
http://www.sec.gov/Archives/edgar/data/19617/000089109209003315/e36345_424b2.pdf
 Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling toll-free (866) 535-9248.

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due March 15, 2010

Investment Overview
RevConsSM

Reverse Convertible Securities

RevCons pay a periodic, above-market, fixed rate coupon, on a per annum basis. At maturity, the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any trading day from and including the pricing date to and including the determination date, a number of shares of underlying stock worth (as of the determination date) less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. RevCons are not principal protected and offer no potential for appreciation. The value of any underlying stock delivered at maturity per RevCons, and accordingly its cash value, will be less (as of the determination date) than the stated principal amount of the RevCons, and may be zero.

Underlying Stock Overview

Chesapeake Energy Corporation

Chesapeake Energy Corporation is a producer of natural gas in the United States, whose strategy is focused on discovering, developing and acquiring conventional and unconventional natural gas reserves onshore in the U.S. Its SEC file number is 001-13726.

Information as of market close on August 24, 2009
Bloomberg Ticker Symbol:	CHK	52 Weeks ago:	$48.00
Current Stock Price:	$23.94	52 Week High (on 8/27/08):	$50.60
Current Dividend Yield:	1.25%	52 Week Low (on 12/5/08):	$11.32
General Electric Company

General Electric Company is a diversified technology, media and financial services company with products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing and media content. Its SEC file number is 001-00035.

Information as of market close on August 24, 2009
Bloomberg Ticker Symbol:	GE	52 Weeks ago:	$28.32
Current Stock Price:	$14.20	52 Week High (on 9/8/08):	$29.09
Current Dividend Yield:	7.25%	52 Week Low (on 3/5/09):	$6.66

Each underlying stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed above through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding the issuer of each underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Stock” in these preliminary terms. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

September 2009	Page 2

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due March 15, 2010

Key Investment Rationale

The RevCons offer a short-term income-oriented strategy linked to the relevant underlying stock.

  A coupon per annum which is higher than the current dividend yield on the underlying stock.

  No potential to participate in any appreciation in the underlying stock.

  RevCons are not principal protected.

Key Benefits

The RevCons pay an above-market coupon in exchange for downside exposure to the underlying stock, with only contingent protection against declines in the underlying stock. If the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock declines to, or below, the trigger price on any trading day from, and including, the pricing date to, and including, the determination date, you will then be subject to full downside exposure to the underlying stock.

Enhanced Yield	A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying stock. The coupon will be paid regardless of the performance of the underlying stock.
Best Case Scenario
  If the closing price of the underlying stock on the determination date is not less than the initial share price or never declines to or below the trigger price on any trading day from and including the pricing date to and including the determination date, the RevCons will redeem, at maturity, for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon. You will not participate in any appreciation in the underlying stock, even if the underlying stock is above the initial share price on the determination date.

Worst Case Scenario
  If the closing price of the underlying stock declines to or below the trigger price on at least one trading day from and including the pricing date to and including the determination date and, on the determination date, is at a level below its initial share price, the RevCons will redeem for an amount of underlying stock worth substantially less than the stated principal amount based on the closing price of the underlying stock on the determination date and which may be zero. In this worst case scenario, the RevCons will have outperformed the underlying stock on a per annum basis by the coupon.

Summary of Selected Key Risks (see page 8)

  No guaranteed return of principal.

  The RevCons will not provide investors with any appreciation in the underlying stock.

  The RevCons are subject to the credit risk of JPMorgan Chase & Co., and its credit ratings and credit spreads may adversely affect the market value of the RevCons.

  Investors will be exposed to a potential loss of principal if the closing price of the underlying stock declines to or below the trigger price.

  Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

  The issuer of an underlying stock is not involved in the offering for the RevCons in any way. Neither the issuer nor the agent has made any due diligence inquiry in connection with the offerings.

  The anti-dilution adjustments the calculation agent is required to make do not cover every corporate event that could affect an underlying stock.

  The U.S. federal income tax consequences of an investment in the RevCons are uncertain.
September 2009	Page 3

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due March 15, 2010

Fact Sheet

These preliminary terms offer two separate RevCons, each relating to the common stock of a different underlying company (“underlying stock”). Each RevCons provides exposure to a single underlying stock. You may choose to invest in only one of the RevCons described below or in more than one.

The RevCons offered are senior unsecured obligations of JPMorgan Chase & Co., will pay a coupon at the interest rate per annum specified below and will have the terms described in the accompanying product supplement no. MS-5-A-I, prospectus supplement and prospectus, as supplemented or modified by the preliminary terms for each RevCons set forth below. At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock for the particular RevCons on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any trading day from and including the pricing date to and including the determination date, a number of shares of underlying stock worth (as of the determination date) less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. The RevCons do not guarantee any return of principal at maturity. The RevCons are senior unsecured notes issued as part of JPMorgan Chase & Co.’s Series E Global Medium-Term Notes program. All payments on the RevCons are subject to the credit risk of JPMorgan Chase & Co.

“RevConsSM” is a service mark of Morgan Stanley Smith Barney LLC.

Expected Key Dates Applicable to All RevCons
Pricing date:	Original issue date (settlement date):	Maturity date:
September 9, 2009	September 14, 2009	March 15, 2010
Key Terms Applicable to All RevCons
Issuer:	JPMorgan Chase & Co.
Issue price:	$1,000 per RevCons (see “Syndicate Information” on page 5)
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:

Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day from and including the pricing date to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Initial share price:	The initial share price for each RevCons will be the closing price of the underlying stock on the pricing date, subject to adjustments for corporate events.
Determination date:	The determination date for each RevCons is three business days before the maturity date of that RevCons, subject to postponement.
Exchange ratio:	For each RevCons, the stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Exchange factor:

Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock. The initial share price, the trigger price and the exchange ratio will be adjusted by the exchange factor.

Coupon:	Payable monthly at the specified interest rate on the 15th calendar day of each month, beginning October 15, 2009, subject to postponement.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price, subject to adjustments for corporate events.
Trigger event:	Closing price trigger event
Postponement of maturity date:

If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled determination date is not a trading day or if a market disruption event occurs on that day so that the determination date, as postponed, falls less than three business days prior to the scheduled maturity date, the maturity date of the RevCons will be postponed until the third business day following the determination date, as postponed.

Specific Terms for Each RevCons
Underlying stock:	Chesapeake Energy Corporation (“CHK”)	General Electric Company (“GE”)
Maturity date:	March 15, 2010	March 15, 2010
Interest rate:	18% - 22% per annum	14% - 18% per annum
Trigger level:	75%	75%
Determination date:	March 10, 2010	March 10, 2010
CUSIP:	48123L5B6	48123L5A8
ISIN:	US48123L5B61	US48123L5A88
Initial share price:	$	$
Trigger price:	$	$
Exchange ratio:
Aggregate principal amount:	$	$
Risk factors:	Please see “Risk Factors” beginning on page 8.

September 2009	Page 4

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due March 15, 2010

General Information
Listing:	The RevCons will not be listed on any securities exchange.
Tax considerations:

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no MS-5-A-I. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the RevCons as units comprising a Put Option and a Deposit for U.S. federal income tax purposes. We will determine the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide those allocations in the pricing supplement for the RevCons. If the RevCons based on the common stock of Chesapeake Energy Corporation had priced on August 24, 2009, we would have treated approximately 3.89% of each coupon payment as interest on the Deposit and approximately 96.11% as Put Premium. If the RevCons based on the common stock of General Electric Company had priced on August 24, 2009, we would have treated 5.00% of each coupon payment as interest on the Deposit and approximately 95.00% as Put Premium. The actual allocations that we will determine for the RevCons may differ from these hypothetical allocations, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premium will not be taken into account prior to maturity or sale. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the RevCons could be significantly and adversely affected. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the RevCons would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of RevCons at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the RevCons, including possible alternative characterizations, as well as the allocation of the purchase price of the RevCons between the Deposit and the Put Option.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	J.P. Morgan Securities Inc. (“JPMSI”)
Use of proceeds and hedging:

The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the RevCons.

For further information on our use of proceeds and hedging, see “Use of Proceeds” in the accompanying product supplement no. MS-5-A-I.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-5-A-I.
Contact:

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or Morgan Stanley Smith Barney’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number (800) 869-3326).

Syndicate Information
Issue price of the RevCons	Commissions	Principal amount of RevCons for any single investor
$1,000	$20.00	<$1MM
$997.50	$17.50	≥$1MM and <$3MM
$996.25	$16.25	≥$3MM and <$5MM
$995.00	$15.00	≥$5MM

This offering summary represents a summary of the terms and conditions of the RevCons. We encourage you to read the accompanying product supplement no. MS-5-A-I, prospectus supplement and prospectus for these offerings, which can be accessed via the hyperlinks on the front page of this document.

September 2009	Page 5

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due March 15, 2010

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1

The closing price of the underlying stock on the determination date is not less than the initial share price or never falls to or below the trigger price on any trading day from and including the pricing date to and including the determination date, and you receive the monthly coupon until maturity with a full return of principal at maturity. You will not participate in any appreciation of the underlying stock, even if the underlying stock is above its initial share price on the determination date.

Payment Scenario 2

The closing price of the underlying stock falls to or below the trigger price on at least one trading day from and including the pricing date to and including the determination date and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, RevCons redeem for an amount of underlying stock (or, at our option, the cash value of the underlying stock) worth substantially less than the stated principal amount of the RevCons based on the closing price of the underlying stock on the determination date and which may be zero. You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six-month term) for a range of hypothetical closing prices for a hypothetical underlying stock on a hypothetical determination date, depending on whether the closing price of the underlying stock on the determination date is less than the initial share price and whether, on any trading day from and including the pricing date to and including the determination date, the closing price of the underlying stock has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values:

Stated principal amount (per RevCons):	$1,000
Initial share price:	$100 (the closing price of one share of the hypothetical underlying stock on the pricing date)
Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)
Trigger price:	$75 (75% of the initial share price)
Coupon per annum:	16%

TABLE 1: At maturity, unless the closing price of the hypothetical underlying stock on the determination date is less than the initial share price and the closing price of the hypothetical underlying stock has decreased to or below the trigger price on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash. This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying stock has not decreased to or below the hypothetical trigger price of $75 on any trading day from and including the pricing date to and including the determination date.

Hypothetical underlying stock closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$ 76.00	$1,000	$80	$1,080
$ 80.00	$1,000	$80	$1,080
$ 90.00	$1,000	$80	$1,080
$100.00	$1,000	$80	$1,080
$120.00	$1,000	$80	$1,080
$140.00	$1,000	$80	$1,080

September 2009	Page 6

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due March 15, 2010

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying stock has decreased to or below the hypothetical trigger price of $75 on any trading day from and including the pricing date to and including the determination date. In each of these examples, where the closing price of the hypothetical underlying stock on the determination date is less than the initial share price, the payment at maturity would be made by delivery of shares of the hypothetical underlying stock, or, at our option, the cash value of the hypothetical underlying stock as of the determination date. In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying stock closing price on determination date	Value of shares of hypothetical underlying stock or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$ 0.00	$ 0	$80	$ 80
$ 25.00	$ 250	$80	$ 330
$ 50.00	$ 500	$80	$ 580
$ 75.00	$ 750	$80	$ 830
$ 91.00	$ 910	$80	$ 990
$100.00	$1,000	$80	$1,080
$125.00	$1,000	$80	$1,080
$150.00	$1,000	$80	$1,080

Because the closing price of the underlying stock may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying stock falls to or below the specified trigger price from and including the pricing date to and including the determination date and (b) the closing price of the underlying stock on the determination date.

September 2009	Page 7

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due March 15, 2010

Risk Factors

Each of the RevCons offered by these preliminary terms are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the particular RevCons. Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the RevCons and the suitability of such RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons. For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

  Your investment may result in a loss. The payment to investors at maturity will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the relevant underlying stock on the determination date is less than its initial share price and the closing price of the relevant underlying stock has decreased to or below the specified trigger price on any trading day from and including the pricing date to and including the determination date, a number of shares of the relevant underlying stock, or, at our option, the cash value of the shares as of the determination date. If investors receive shares of the relevant underlying stock at maturity in exchange for each RevCons, or the cash value of those shares, the value of those shares or the cash as of the determination date will be less than the stated principal amount of each RevCons and could be zero.

  Investors will be exposed to a potential loss of principal if the closing price of the underlying stock declines to or below the trigger price. If, on any trading day from and including the pricing date to and including the determination date, the closing price of the underlying stock declines to or below its trigger price, you will at maturity be fully exposed to any depreciation in the underlying stock. Under these circumstances, and if the closing price of the underlying stock on the determination date is less than its initial share price, you will receive at maturity a predetermined number, based upon the initial share price, of shares of the underlying stock, or, at our election, the cash value of the shares as of the determination date and, consequently, you will lose 1% of the stated principal amount of your RevCons for every 1% decline in the closing price of the underlying stock on the determination date compared to its initial share price. You will be subject to this potential loss of principal even if the closing price of the underlying stock subsequently recovers such that the closing price of the underlying stock on the determination date is above its trigger price.

  The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI is willing to purchase RevCons in secondary market transactions will likely be lower than the original issue price, because the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the estimated cost of hedging the issuer’s obligations under the RevCons. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of dealer discounts, mark-ups or other transaction costs. The RevCons are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your RevCons to maturity.

  The RevCons are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the RevCons. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the RevCons at maturity and on the interest payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the RevCons.

  Investors will not participate in any appreciation in the value of the underlying stock. Investors in a particular RevCons will not participate in any appreciation in the price of the underlying stock for that RevCons, which may be significant, and the return on the RevCons will be limited to the interest payable on the RevCons. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the underlying stock during the term of the RevCons.
September 2009	Page 8

RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due March 15, 2010

  Market price influenced by many unpredictable factors. Several factors will influence the value of the RevCons in the secondary market. Although the issuer expects that generally the closing price of the relevant underlying stock for the particular RevCons on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the relevant underlying stock has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on the relevant underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting the relevant underlying stock that may or may not require an adjustment to the exchange ratio.

  No shareholder rights. Investing in the RevCons is not equivalent to investing in the underlying stock for that RevCons. Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock for that RevCons.

  The RevCons may become exchangeable into the common stock of a company other than the underlying stock for that RevCons. Following certain corporate events relating to an underlying stock, you may receive at maturity the common stock of a successor corporation to the relevant underlying stock. The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons. For additional information regarding the types of events that can lead to these adjustments, please see “General Terms of RevCons – Anti-Dilution Adjustments” in the accompanying product supplement no. MS-5-A-I.

  Anti-dilution protection is limited. Although the calculation agent will adjust the amount payable at maturity of a RevCons for certain corporate events affecting the underlying stock for that RevCons, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments. If an event occurs that does not require the calculation agent to adjust the amount of underlying stock for that RevCons payable at maturity, the market price of the RevCons may be materially and adversely affected.

  The tax consequences of an investment in the RevCons are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the RevCons, and we do not intend to request a ruling from the IRS regarding the RevCons. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the RevCons described in “Fact Sheet – General Information – Tax Considerations” in this document and in “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-5-A-I. If the IRS were successful in asserting an alternative characterization or treatment for the RevCons, the timing and character of income on the RevCons could differ materially from our description herein. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on a number of possible U.S. federal income tax treatments of “prepaid forward contracts” and similar instruments. While it is not clear whether the RevCons would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the timing and character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.
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Other Risk Factors

  The RevCons offered by these preliminary terms are distinct RevCons and do not offer diversified exposure to all of the underlying stocks. These preliminary terms offer two separate RevCons. Each RevCons carries exposure to the underlying stock for that RevCons. Purchasing any particular RevCons will not give you diversified exposure to any other, or all of the underlying stocks or any rights in respect of the other RevCons offered by these preliminary terms.

  Secondary trading may be limited. The RevCons will not be listed on a securities exchange. There may be little or no secondary market for the RevCons. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the RevCons easily. JPMSI may act as a market maker for the RevCons, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the RevCons, the price at which you may be able to trade your RevCons is likely to depend on the price, if any, at which JPMSI is willing to buy the RevCons. If at any time JPMSI or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the RevCons.

  No affiliation with any issuer of an underlying stock. None of the issuers of the underlying stock is an affiliate of the issuer, is involved with this offering in any way, or has any obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons. The issuer has not made any due diligence inquiry with respect to any issuer of underlying stock in connection with this offering.

  Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the RevCons. As calculation agent, JPMSI will determine whether the closing price of the relevant underlying stock decreases to or below the relevant trigger price on any trading day from and including the pricing date to and including the determination date and whether the closing price of the relevant underlying stock on the determination date is less than the relevant initial share price. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may adversely affect the payout to you at maturity.

  Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the RevCons on or prior to the pricing date and during the term of the RevCons could increase the price of the underlying stock on the pricing date or adversely affect the price of the underlying stocks on the determination date and, as a result, could decrease the amount you may receive on the RevCons at maturity. Any of these hedging or trading activities on or prior to the pricing date in respect of a particular RevCons could potentially affect the price of the underlying stock for that RevCons and, accordingly, potentially increase the relevant initial share price used to calculate the relevant trigger price and, therefore, potentially increase the relevant trigger price relative to the price of the underlying stock absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of a particular RevCons could potentially affect whether the closing price of the relevant underlying stock decreases to or below the relevant trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the relevant underlying stock (or the cash value thereof) at maturity.  Furthermore, if the closing price of an underlying stock has decreased to or below the relevant trigger price such that you could receive shares of that underlying stock at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

  JPMorgan Chase & Co. may engage in business with or involving any issuer of underlying stock without regard to your interests. The issuer or its affiliates may presently or from time to time engage in business with an issuer of an underlying stock, including extending loans to, or making equity investments in, that issuer or providing advisory services to that issuer, without regard to your interests, and thus may acquire non-public information about an issuer of an underlying stock. Neither the issuer nor any of its affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the issuer of an underlying stock, and these reports may or may not recommend that investors buy or hold that underlying stock. As a prospective purchaser of the RevCons, you should undertake an independent investigation of the issuer of the relevant underlying stock as in your judgment is appropriate to make an informed decision with respect to an investment in the RevCons.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on P-7 of the accompanying product supplement no. MS-5-A-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

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Information about the Underlying Stocks

Each underlying stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding the issuer of each underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. See the section called “The Underlying Stock” in the accompanying product supplement no. MS-5-A-I

These preliminary terms relate only to the RevCons offered hereby and do not relate to any underlying stock or other securities of any issuer of underlying stock. We have derived all disclosures contained in these preliminary terms regarding each issuer of underlying stock from the publicly available documents described in the preceding paragraph. In connection with each offering of the RevCons, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any issuer of underlying stock. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

Neither we nor any of our affiliates makes any representation to you as to the performance of any underlying stock.

Chesapeake Energy Corporation

Chesapeake Energy Corporation is a producer of natural gas in the United States, whose strategy is focused on discovering, developing and acquiring conventional and unconventional natural gas reserves onshore in the U.S. Its SEC file number is 001-13726.

General Electric Company

General Electric Company is a diversified technology, media and financial services company with products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing and media content. Its SEC file number is 001-00035.

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Historical Information

Historical Information. The following tables set forth the published high and low closing prices for each underlying stock for 2006, 2007, 2008 and 2009 through August 24, 2009. The associated graphs show the closing price for the underlying stock for each day in the same period. The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification. The prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. Since its inception, each underlying stock has experienced significant fluctuations. You should not take the historical prices of each underlying stock as an indication of future performance. We cannot assure you as to the closing prices of each underlying stock during the term of the relevant RevCons, or that the performance of the relevant underlying stock will result in the return of any of your initial investment.

Chesapeake Energy Corporation (CUSIP 48123L5B6)	High	Low	Dividends
2006
First Quarter	35.04	28.68	0.64%
Second Quarter	33.46	27.02	0.69%
Third Quarter	33.19	28.54	0.76%
Fourth Quarter	34.09	28.32	0.79%
2007
First Quarter	31.26	27.30	0.78%
Second Quarter	37.59	31.54	0.72%
Third Quarter	36.96	31.70	0.72%
Fourth Quarter	41.06	35.81	0.67%
2008
First Quarter	49.00	35.99	0.59%
Second Quarter	67.79	45.80	0.42%
Third Quarter	69.40	32.60	0.79%
Fourth Quarter	34.30	11.32	1.81%
2009
First Quarter	19.50	13.50	1.76%
Second Quarter	24.52	17.55	1.51%
Third Quarter (through August 24, 2009)	24.49	17.39	1.24%

The closing price of Chesapeake Energy Corporation on August 24, 2009 was $23.94.

We make no representation as to the amount of dividends, if any, that Chesapeake Energy Corporation may pay in the future. In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Chesapeake Energy Corporation.

Chesapeake Energy Corporation Stock Closing Prices January 1, 2006 to August 24, 2009

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General Electric Company (CUSIP 48123L5A8)	High	Low	Dividends
2006
First Quarter	35.48	32.31	2.70%
Second Quarter	35.16	32.88	2.94%
Third Quarter	35.48	32.11	2.83%
Fourth Quarter	38.15	34.71	2.77%
2007
First Quarter	38.11	34.09	3.00%
Second Quarter	39.29	34.76	2.85%
Third Quarter	41.77	36.90	2.71%
Fourth Quarter	42.12	36.25	3.10%
2008
First Quarter	37.49	31.70	3.19%
Second Quarter	38.43	26.26	4.53%
Third Quarter	29.95	23.10	4.86%
Fourth Quarter	24.50	12.84	7.65%
2009
First Quarter	17.07	6.66	12.27%
Second Quarter	14.53	10.17	8.79%
Third Quarter (through August 24, 2009)	14.70	10.71	7.25%

The closing price of General Electric Company on August 24, 2009 was $14.20.

We make no representation as to the amount of dividends, if any, that General Electric Company may pay in the future. In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of General Electric Company

General Electric Company Stock Closing Prices January 1, 2006 to August 24, 2009

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Supplemental Plan of Distribution

Subject to regulatory constraints, JPMSI intends to use its reasonable efforts to offer to purchase the RevCons in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the RevCons and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-16 of the accompanying product supplement no. MS-5-A-I.

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Where You Can Find More Information

You may revoke your offer to purchase the RevCons at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the RevCons prior to their issuance. In the event of any changes to the terms of the RevCons, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these RevCons are a part, and the more detailed information contained in product supplement no. MS-5-A-I dated August 20, 2009.

This document, together with the documents listed below, contains the terms of the RevCons and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-5-A-I, as the RevCons involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. MS-5-A-I dated August 20, 2009:
   http://www.sec.gov/Archives/edgar/data/19617/000089109209003315/e36345_424b2.pdf

  Prospectus supplement dated November 21, 2008:
   http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
   http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

“RevConsSM” is a service mark of Morgan Stanley.

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